Exhibit 99.1

Lincoln Educational Services Corporation Continues Student Start Growth on Same School Basis; Raises 2018 Guidance and Expects to Achieve positive Net Income for 2019

•
Fourth consecutive quarter of student start growth. Total student starts increased 4.7%; same school starts up 7.5%; Transportation and Skilled Trades segment student starts up 10.2%; Healthcare and Other Professions segment student starts up 0.7%.

•
Total Revenue of $70.1 million; Transportation and Skilled Trades $51.0 million; Healthcare and Other Professions $18.3 million; Transitional segment $0.8 million.  Revenue on a same school basis increased 7.1%, or $4.6 million.

•
Company determines to teach-out and close the Lincoln College of New England campus at Southington, Connecticut.  Expects to teach-out and close the campus by December 31, 2018.  Financial Results for this Campus are now Included in the Transitional segment.

•	Conference Call Today at 10 a.m. ET.

WEST ORANGE, N.J., November 7, 2018 -- Lincoln Educational Services Corporation (Nasdaq: LINC) today reported financial results for the third quarter ended September 30, 2018.

“Lincoln is achieving consistent student start growth through the combination of new programs, curriculum diversification and more efficient marketing,” said Scott Shaw, President & CEO. “Our Transportation and Skilled Trades segment drove our strong student growth during the quarter. The major factors contributing to the start growth was the success of our revised high school admissions process; improved marketing strategies with our adult students; and continued solid adult student starts. With our programs continuing to create high value opportunities for our students, we have achieved four consecutive quarters of overall start growth. This growth trend is leading to our improved financial performance and we now expect to be profitable for 2019.”

THIRD QUARTER FINANCIAL RESULTS HIGHLIGHTS:

•
Total revenue for the third quarter increased $2.8 million, or 4.1%, to $70.1 million for the three months ended September 30, 2018 from $67.3 million in the prior year comparable period.  Revenue on a same school basis increased by 7.1%, or $4.6 million.

•
Total student starts increased by 4.7%.  Transportation and Skilled Trades segment starts up 10.2% and Healthcare and Other Professions segment starts up 0.7%.  Same schools starts up 7.5% resulting from continued investments in marketing, enhanced high school programs and improved admissions process driving more consistency from lead to start.

•
Educational services and facilities expense decreased by $0.6 million, or 1.7%, to $33.5 million for the three months ended September 30, 2018 from $34.1 million in the prior year comparable period.  The expense reductions were primarily due to the Transitional segment which accounted for $1.8 million in cost savings partially offset by $1.0 million in additional books and tools expense and $0.2 million in additional instructional expenses.  Increases in books and tools expense were a result of the correlation between providing laptops for a growing number of program offerings and an increased student population.

•
Selling general and administrative expense increased by $0.6 million, or 1.7%, to $36.1 million for the three months ended September 30, 2018 from $35.5 million in the prior year comparable period.    The Transitional segment and corporate accounted for $1.6 million and $0.5 million in cost reductions, which were fully offset by increased selling general and administrative expenses.  The increase in expenses were due to higher bad debt expense of $2.0 million and increased marketing expense of $1.0 million. Bad debt expense has increased due to larger reserves, driven by a higher accounts receivable balance.  The Company’s accounts receivable during the quarter was impacted by an increased number of student files selected for verification by the Department of Education.  Consequently, this has resulted in additional documentation requests for students before the disbursement of scheduled funding.  The change in the verification process has impacted the entire industry and has driven our average verification rate, which had been historically about 25%, to between 25% and 60%.  Management expects this issue to normalize in the fourth quarter of 2018.

Marketing investments during the three months ended September 30, 2018 were approximately $1.0 million over the prior year, $0.4 million of which was for creative development.  While marketing investments have increased in the current quarter, the cost to obtain prospective students has remained essentially flat when compared to the prior year.  Marketing dollars are providing a return on investment and are expected to yield start growth over the next several quarters.

•
Loss on sale of assets was $0.4 million for the three months ended September 30, 2018, compared to a gain on sale of asset of $1.5 million in the prior year comparable period.  The $1.9 million variance was the result of a $0.4 million loss on the sale of a property located in West Palm Beach, Florida on August 23, 2018; and a $1.5 million gain in the prior year comparable quarter from the sale of two properties located in West Palm Beach, Florida on August 14, 2017.  The sale of the West Palm Beach, Florida property during the current quarter yielded approximately $2.3 million in proceeds.  However, pursuant to the third amendment of the Company's credit facility with Sterling National Bank, the net proceeds of the sale are held in a restricted cash account at the bank; the bank having reserved its right to apply the restricted cash to the repayment of loans outstanding under the credit facility at any time, which repayment would permanently reduce the amount available under the credit facility in a commensurate amount.

•	Operating income improved to $0.1 million during the current quarter, from an operating loss of $0.8 million in the prior year comparable period.

•	Net loss for the quarter decreased by $0.9 million to $0.6 million, or $0.02 per share, from $1.5 million, or $0.06 per share, in the prior year comparable quarter.

•
As a result of our improved financial condition, during the quarter, the Company was able to negotiate more favorable terms with our surety bond provider.  This negotiation resulted in $3 million of additional liquidity.  Moreover, it anticipates an additional $1 million of liquidity during the fourth quarter of 2018.

THIRD QUARTER SEGMENT FINANCIAL PERFORMANCE

Transportation and Skilled Trades Segment

Transportation and Skilled Trades segment revenue increased by $2.2 million, or 4.5%, to $51.0 million for the three months ended September 30, 2018, as compared to $48.8 million in the prior year comparable period.  The increase in revenue is primarily attributable to four consecutive quarters of student start growth, most notably, a 10.2% increase in student starts in the current quarter, which drove a 3.6% increase in average student population.

Student starts increased 10.2% for the three months ended September 30, 2018 when compared to the prior year comparable period.

Operating income increased to $6.3 million for the three months ended September 30, 2018 from $6.1 million in the prior year comparable period.

Educational services and facilities expense increased by $0.6 million, or 2.6%, to $23.4 million for the three months ended September 30, 2018 from $22.8 million in the prior year comparable period.  The increase was driven by additional books and tools expense from the correlation between providing laptops for a growing number of program offerings and an increased student population

Selling, general and administrative expenses increased by $1.4 million, or 7.1%, to $21.3 million for the three months ended September 30, 2018 from $19.8 million in the prior year comparable period.  The increase was primarily driven by additional bad debt expense and marketing expense as detailed in the third quarter financial results highlights.

Healthcare and Other Professions Segment

Healthcare and Other Professions segment revenue increased by $2.4 million, or 14.9%, to $18.3 million for the three months ended September 30, 2018, as compared to $15.9 million in the prior year comparable period.  The increase in revenue was mainly attributable to a higher carry in population; four consecutive quarters of student start growth, which drove a 12.6% increase in average student population; and an increase in average revenue per student.

Student starts increased slightly by 0.7% for the three months ended September 30, 2018 when compared to the prior year comparable period.

Operating income increased to $0.8 million for the three months ended September 30, 2018 from $0.2 million in the prior year comparable period.

Educational services and facilities expense increased by $0.6 million, or 7.1% to $8.9 million for the three months ended September 30, 2018, from $8.3 million in the prior year comparable period.  The increase in expense was primarily driven by increased instructional expense and books and tools expense due to a 12.6% increase in average student population quarter over quarter.

Selling general and administrative expense increased by $1.2 million, or 16.6%, to $8.6 million for the three months ended September 30, 2018 from $7.3 million in the prior year comparable period.  The increase was primarily driven by additional bad debt expense and marketing expense as detailed in the third quarter financial results highlights.

Transitional Segment

Transitional segment revenue was $0.8 million and $2.6 million for the three months ended September 30, 2018 and 2017, respectively.  The decrease in revenue was due to one campus classified in the Transitional segment in the current quarter versus five campuses classified in the segment in the prior year comparable quarter.  The Transitional segment during the quarter includes the Lincoln College of New England campus at Southington, Connecticut.

Operating loss was $1.9 million and $3.4 million for the three months ended September 30, 2018 and 2017, respectively.

Corporate and Other

This category includes unallocated expenses incurred on behalf of the entire Company.  Corporate and other expenses were $5.2 million for the three months ended September 30, 2018 as compared to $3.7 million in the prior year comparable period.  The $1.5 million increase was primarily driven by a $0.4 million loss from the sale of a property located in West Palm Beach, Florida on August 23, 2018; and a $1.5 million gain in the prior year comparable quarter resulting from the sale of two properties located in West Palm Beach, Florida on August 14, 2017.  The remaining Corporate expenses would have decreased by $0.5 million quarter over quarter.

NINE MONTH FINANCIAL RESULTS

Revenue decreased by $1.4 million, or 0.7%, to $193.1 million for the nine months ended September 30, 2018 from $194.5 million in the prior year comparable period.  Operating loss for the nine months ended September 30, 2018 decreased by $2.8 million when compared against the comparable period of 2017.  Educational services and facilities expense decreased by $5.0 million, or 5.1%, to $94.2 million for the nine months ended September 30, 2018 from $99.2 million in the comparable period of 2017.  Selling general and administrative expense decreased by $1.3 million, or 1.2%, to $108.1 million for the nine months ended September 30, 2018 from $109.4 million in the comparable period of 2017.

Transportation and Skilled Trades segment revenue was $135.8 million for the nine months ended September 30, 2018, versus $134.3 million in the comparable period of 2017.

Healthcare and Other Professions segment revenue was $52.6 million for the nine months ended September 30, 2018, versus $46.5 million in the comparable period of 2017.

Transitional segment revenue was $4.7 million for the nine months ended September 30, 2018, versus $13.7 million in the comparable period of 2017.

2018 OUTLOOK

The Company is raising its outlook for 2018 as follows:

•	Management now expects student starts for 2018 to increase by 5% to 7%, compared to the prior year excluding the Transitional segment.
•	Management now expects revenue to increase by 3% to 6%, compared to prior year excluding the Transitional segment.
•	Operating Income for 2018 is now expected to range between $3 million and $1 million excluding the Transitional segment.
•	Year-end population is expected to be greater than that of the prior year excluding the Transitional segment.
•	Management now expects to achieve net income in 2019.

CONFERENCE CALL INFO

Lincoln will host a conference call today at 10:00 a.m. Eastern Standard Time.  To access the live webcast of the conference call, please go to the Investor Relations section of Lincoln’s website at http://www.lincolntech.edu. Participants can also listen to the conference call by dialing 844-413-0946 (domestic) or 216-562-0456 (international) and providing access code 4696158. Please log in or dial into the call at least 10 minutes prior to the start time.

An archived version of the webcast will be accessible for 90 days at http://www.lincolntech.edu.  A replay of the call will also be available for seven days by calling 855-859-2056 (domestic) or 404-537-3406 (international) and providing access code 4696158.

ABOUT LINCOLN EDUCATIONAL SERVICES CORPORATION

Lincoln Educational Services Corporation is a provider of diversified career-oriented post-secondary education and helping to provide solutions to America’s skills gap.  Lincoln offers recent high school graduates and working adults degree and diploma programs.  The Company operates under three reportable segments: Transportation and Skilled Trades, Healthcare and Other Professions and Transitional. Lincoln has provided the nation’s workforce with skilled technicians since its inception in 1946. For more information, go to www.lincolntech.edu.

SAFE HARBOR

Statements in this press release and in oral statements made from time to time by representatives of Lincoln Educational Services Corporation regarding Lincoln’s business that are not historical facts may be “forward-looking statements” as that term is defined in the federal securities law. The words “may,” “will,” “expect,” “believe,” “anticipate,” “project,” “plan,” “intend,” “estimate,” and “continue,” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits from acquisitions or dispositions to be made by the Company or projections involving anticipated revenues, earnings or other aspects of the Company’s operating results.  The Company cautions you that these statements concern current expectations about the Company’s future performance or events and are subject to a number of uncertainties, risks and other influences many of which are beyond the Company’s control, that may influence the accuracy of the statements and the projects upon which the statements are based. The events described in forward-looking statements may not occur at all. Factors which may affect the Company’s results include, but are not limited to, the risks and uncertainties discussed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission.  Any one or more of these uncertainties, risks and other influences could materially affect the Company’s results of operations and financial condition and whether forward-looking statements made by the Company ultimately prove to be accurate and, as such, the Company’s actual results, performance and achievements could materially differ from those expressed or implied in these forward-looking statements. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, our failure to comply with the extensive regulatory framework applicable to our industry or our failure to obtain timely regulatory approvals in connection with acquisitions or a change of control of our Company; our success in updating and expanding the content of existing programs and developing new programs for our students in a cost-effective manner or on a timely basis; risks associated with changes in applicable federal laws and regulations; uncertainties regarding our ability to comply with federal laws and regulations, such as the 90/10 rule and prescribed cohort default rates; risks associated with the opening of new campuses; risks associated with integration of acquired schools; industry competition; our ability to execute our growth strategies; conditions and trends in our industry; general economic conditions; and other factors discussed in the “Risk Factors” section of our Annual Reports and Quarterly Reports filed with the Securities and Exchange Commission.  All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to publicly revise or update any forward-looking statements, whether as a result of new information, future events or otherwise after the date hereof.

(Tables to Follow)
(In Thousands)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2018	2017	2018	2017

REVENUE	$70,078	$67,308	$193,087	$194,452
COSTS AND EXPENSES:
Educational services and facilities	33,488	34,070	94,169	99,183
Selling, general and administrative	36,087	35,499	108,091	109,378
Loss (gain) on sale of assets	427	(1,530)	537	(1,619)
Total costs & expenses	70,002	68,039	202,797	206,942
OPERATING INCOME (LOSS)	76	(731)	(9,710)	(12,490)
OTHER:
Interest income	6	7	25	47
Interest expense	(632)	(716)	(1,743)	(6,597)
LOSS BEFORE INCOME TAXES	(550)	(1,440)	(11,428)	(19,040)
PROVISION FOR INCOME TAXES	50	50	150	150
NET LOSS	$(600)	$(1,490)	$(11,578)	$(19,190)
Basic
Net loss per share	$(0.02)	$(0.06)	$(0.47)	$(0.80)
Diluted
Net loss per share	$(0.02)	$(0.06)	$(0.47)	$(0.80)
Weighted average number of common shares outstanding:
Basic	24,533	24,024	24,387	23,866
Diluted	24,533	24,024	24,387	23,866

Other data:

EBITDA (1)	$2,178	$1,432	$(3,421)	$(6,052)
Depreciation and amortization	$2,102	$2,163	$6,289	$6,438
Number of campuses	23	28	23	28
Average enrollment	10,897	10,563	10,404	10,745
Stock-based compensation	$20	$294	$501	$949
Net cash provided by (used in) operating activities	$6,518	$2,904	$(5,816)	$(16,607)
Net cash (used in) provided by investing activities	$(73)	$13,663	$(1,869)	$11,687
Net cash used in financing activities	$(13)	$(15,500)	$(28,866)	$(28,329)

Selected Consolidated Balance Sheet Data:	September 30, 2018 (Unaudited)

Cash and cash equivalents	$10,183
Current assets	44,392
Working capital deficit	(10,956)
Total assets	122,581
Current liabilities	55,348
Long-term debt obligations, including current portion	24,374
Total stockholders' equity	34,850

(1) Reconciliation of Non-GAAP Financial Measures

The Company believes it is useful to present non-GAAP financial measures that exclude certain significant items as a means to understand the performance of its business. EBITDA and same school basis revenue are measurements not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We define EBITDA as income (loss) before interest expense (net of interest income), provision for income taxes, depreciation, and amortization. We define same school basis revenue as Total Company revenue less the Transitional segment revenue.  EBITDA and same school revenue are presented because we believe they are a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements. However, it is not intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity. EBITDA and same school basis revenue are not necessarily comparable to similarly titled measures used by other companies.

Following is a reconciliation of net loss to EBITDA and same school basis revenue:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2018	2017	2018	2017

Net loss	$(600)	$(1,490)	$(11,578)	$(19,190)
Interest expense, net	626	709	1,718	6,550
Provision for income taxes	50	50	150	150
Depreciation and amortization	2,102	2,163	6,289	6,438
EBITDA	$2,178	$1,432	$(3,421)	$(6,052)

	Three Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2018	2017	2018	2017

Net income	$6,331	$6,122	$830	$276
Interest expense, net	-	-	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	1,892	1,997	68	27
EBITDA	$8,223	$8,119	$898	$303

	Three Months Ended September 30, (Unaudited)
	Transitional		Corporate
	2018	2017	2018	2017

Net loss	$(1,865)	$(3,407)	$(5,896)	$(4,481)
Interest expense, net	-	-	626	709
Provision for income taxes	-	-	50	50
Depreciation and amortization	4	1	138	138
EBITDA	$(1,861)	$(3,406)	$(5,082)	$(3,584)

	Nine Months Ended September 30, (Unaudited)
	Transportation and Skilled Trades		Healthcare and Other Professions
	2018	2017	2018	2017

Net income	$8,746	$8,824	$2,748	$915
Interest expense, net	-	(18)	-	-
Provision for income taxes	-	-	-	-
Depreciation and amortization	5,642	5,949	180	38
EBITDA	$14,388	$14,755	$2,928	$953

	Nine Months September 30, (Unaudited)
	Transitional		Corporate
	2018	2017	2018	2017

Net loss	$(2,895)	$(5,704)	$(20,177)	$(23,225)
Interest expense, net	-	-	1,718	6,568
Provision for income taxes	-	-	150	150
Depreciation and amortization	11	30	456	421
EBITDA	$(2,884)	$(5,674)	$(17,853)	$(16,086)

	Three Months Ended September 30, (Unaudited)

	Total Company	Total Company	% Change Same School Basis
	2018	2017	2018
Total Company Revenue	$70,078	$67,308
Less: Transitional Revenue	(821)	(2,623)
Revenue on Same School Basis	$69,257	$64,685	7.1%

	Three Months Months Ended September 30, (Unaudited)
	2018	2017	% Change
Revenue:
Transportation and Skilled Trades	$51,008	$48,795	4.5%
Healthcare and Other Professions	18,249	15,890	14.8%
Transitional	821	2,623	-68.7%
Total	$70,078	$67,308	4.1%

Operating Income (Loss):
Transportation and Skilled Trades	$6,330	$6,121	3.4%
Healthcare and Other Professions	830	276	200.7%
Transitional	(1,863)	(3,406)	45.3%
Corporate	(5,221)	(3,722)	-40.3%
Total	$76	$(731)	110.4%

Starts:
Transportation and Skilled Trades	3,391	3,076	10.2%
Healthcare and Other Professions	1,232	1,224	0.7%
Transitional	30	145	-79.3%
Total	4,653	4,445	4.7%

Average Population:
Transportation and Skilled Trades	7,453	7,194	3.6%
Healthcare and Other Professions	3,317	2,945	12.6%
Transitional	127	424	-70.0%
Total	10,897	10,563	3.2%

End of Period Population:
Transportation and Skilled Trades	7,922	7,626	3.9%
Healthcare and Other Professions	3,637	3,280	10.9%
Transitional	173	609	-71.6%
Total	11,732	11,515	1.9%

	Nine Months Ended September 30, (Unaudited)
	2018	2017	% Change
Revenue:
Transportation and Skilled Trades	$135,838	$134,285	1.2%
Healthcare and Other Professions	52,554	46,470	13.1%
Transitional	4,695	13,697	-65.7%
Total	$193,087	$194,452	-0.7%

Operating Income (Loss):
Transportation and Skilled Trades	$8,747	$8,806	-0.7%
Healthcare and Other Professions	2,747	914	200.5%
Transitional	(2,899)	(5,703)	49.2%
Corporate	(18,305)	(16,507)	-10.9%
Total	$(9,710)	$(12,490)	22.3%

Starts:
Transportation and Skilled Trades	7,156	6,695	6.9%
Healthcare and Other Professions	3,048	2,856	6.7%
Transitional	140	355	-60.6%
Total	10,344	9,906	4.4%

Average Population:
Transportation and Skilled Trades	6,891	6,903	-0.2%
Healthcare and Other Professions	3,245	2,965	9.5%
Transitional	269	877	-69.3%
Total	10,404	10,745	-3.2%

End of Period Population:
Transportation and Skilled Trades	7,922	7,626	3.9%
Healthcare and Other Professions	3,637	3,280	10.9%
Transitional	173	609	-71.6%
Total	11,732	11,515	1.9%

LINCOLN EDUCATIONAL SERVICES CORPORATION
Brian Meyers, CFO
973-736-9340

EVC GROUP, Inc.
Investor Relations: Doug Sherk, dsherk@evcgroup.com; 415-652-9100
Media Relations: Tom Gibson, 201-476-0322